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                                                                   EXHIBIT 10.15

                  MANAGEMENT RESIGNATION ALLOWANCE GUIDELINES
                               NOVEMBER 18, 1993

PROGRAM PURPOSE

     The plan is intended to provide eligible employees with reasonable transition support in order for them to seek career opportunities outside the company. Management can use the plan after other reasonable alternatives for dealing with the situation have been exhausted.

ELIGIBILITY

     Eligibility for the program is determined by the Company and is intended to apply to management employees who permanently end their employment relationship with AWA. Eligible management employees include those whose positions are eliminated or downgraded in conjunction with a reorganization of responsibilities or priorities within the Company or whose particular services no longer fit the needs of the Company. All or some of the functions may be transferred to another position or eliminated as a result of the reorganization.

     All resignation allowances are subject to case-by-case review by the Compensation Committee of the Board of Directors. All resignation allowances for directors, senior directors and officers of the corporation and all resignation allowances for other management personnel in amounts in excess of twenty-six
(26) weeks pay must be approved by the Compensation Committee.

     The plan is not intended to relieve management of its responsibility to appropriately deal with individual performance issues on a firm and constructive basis. Specifically, the plan is not available for:

     - Employees with less than one full year of AWA service.

     - Employees subject to termination for cause, for example, an employee with an ongoing non-performance problem.

     - Employees guilty of serious misconduct, for example, stealing or willful or negligent destruction of AWA property.

PLAN DESIGN

     - The resignation allowance payments are based on Current Annual Compensation of three (3) weeks pay for each year of full-time AWA service (partial years to be pro-rated to date of termination) with a four (4) week minimum and a fifty-two (52) week maximum. If applicable, any unearned portion of a salary advance will be reimbursed to the company or will be deducted from the resignation allowance.

     - Five percent (5%) increase in allowance period for each year over age 40, not to exceed 52-weeks combined maximum payment.

     - Group medical/life coverages continue during the allowance period at the same cost paid by active employees.

     - Travel privileges on AWA continue during the allowance period. Travel privileges with other carriers vary based on the agreements with those carriers. All travel privileges cease if the resigned employee becomes employed by another airline.

     - The resignation date is the termination date for purposes of 401(k) and incentive stock options.

     - Outplacement services through an outplacement agency approved by Human Resources will be made available on a case-by-case basis with a maximum per employee cost to AWA of $5,000.
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PROCESS

     1. Before discussing the resignation program with a potential candidate, the supervising Officer or Director will review the situation with the Senior Director, Human Resources, to confirm plan eligibility. The Senior Director, Human Resources, will then coordinate approval of the resignation package as required. Any exceptions to these guidelines require the advance review by Human Resources and the approval of the CEO and the Compensation Committee of the Board of Directors.

     2. Human Resources will prepare the resignation agreement documents, including the resignation allowance payment calculation and employee benefits summary.

     3. The supervising Officer or Director will make the offer to the employee with appropriate coordination from Human Resources.

     4. The resigned employee is "out-processed" by Human Resources, Payroll and the various employee benefits departments.